Exhibit 99.1

FTI Consulting, Inc.

1101 K Street NW

Washington, DC 20005

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record First Quarter 2016 Results

• First Quarter Revenues of $470.3 Million; Revenue Growth of 8.8% Over Prior Year

• First Quarter Adjusted EPS of $0.83; Fully Diluted EPS of $0.73

• Company Increases 2016 Guidance to Revenues of Between $1.84 Billion and $1.87 Billion

and Adjusted EPS of Between $2.15 and $2.45

Washington, D.C., April 28, 2016 — FTI Consulting, Inc. (NYSE: FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today released its financial results for the quarter ended March 31, 2016.

For the quarter, revenues increased 8.8 percent to $470.3 million compared to $432.3 million in the prior year quarter. Excluding the estimated negative impact of foreign currency translation (“FX”), revenues increased 10.4 percent compared to the prior year quarter. Fully diluted earnings per share (“EPS”) were $0.73 compared to $0.57 in the prior year quarter. First quarter 2016 EPS included a special charge of $5.1 million related to the previously announced actions taken to realign the Technology segment and $1.0 million in a fair value adjustment for an acquisition contingent consideration liability, which reduced EPS by $0.08 and $0.02, respectively. Adjusted EPS and Adjusted EBITDA were $0.83 and $68.9 million, respectively, compared to $0.57 and $58.7 million respectively, in the prior year quarter. Adjusted EBITDA was 14.6 percent of revenues as compared to 13.6 percent of revenues in the prior year quarter.

Adjusted EPS, Adjusted EBITDA and Adjusted Segment EBITDA are non-GAAP measures defined elsewhere in this press release and are reconciled to GAAP measures in the accompanying financial tables.

Commenting on these results, Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, said, “In the first quarter, our teams delivered record quarterly revenues and adjusted earnings per share. During the quarter, two businesses, Economic Consulting and Corporate Finance & Restructuring, significantly outperformed expectations. And importantly, no businesses underperformed our expectations.”

Mr. Gunby added, “Though the quarter benefited from a variety of factors, the core of the success was the result of individuals and teams driving client satisfaction and enhancing our market positions and businesses. Combined, these factors resulted in a quarter with strong organic growth and profitability.”

Cash Position and Capital Allocation

Net cash used by operating activities for the quarter was $33.1 million compared to net cash used by operating activities of $51.3 million in the prior year quarter. Cash and cash equivalents were $114.5 million at March 31, 2016 compared to $225.3 million at March 31, 2015. During the quarter, the Company spent $2.9 million to repurchase 85,100 shares of its common stock at an average price of $34.12 under its $50 million share repurchase authorization, which expires on May 5, 2016.

First Quarter Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $20.9 million or 19.7 percent to $127.2 million in the quarter compared to $106.2 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $23.0 million or 21.6 percent compared to the prior year quarter. The increase in revenues was driven primarily by higher demand and realized rates for the segment’s distressed services in North America. Adjusted Segment EBITDA was $31.6 million, or 24.9 percent of segment revenues, compared to $22.5 million, or 21.2 percent of segment revenues in the prior year quarter. Stronger demand with improved leverage, higher realized rates and success fees in North America distressed services coupled with lower bad debt expenses due to recoveries of amounts previously reserved drove the increase in Adjusted Segment EBITDA margin.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment decreased $4.3 million or 3.5 percent to $119.0 million in the quarter compared to $123.3 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues decreased $2.6 million or 2.1 percent compared to the prior year quarter. Lower demand for the segment’s health solutions, construction solutions and global dispute advisory practices were partially offset by higher demand for the segment’s financial and enterprise data analytics and investigations practices. Adjusted Segment EBITDA was $19.8 million, or 16.6 percent of segment revenues, compared to $22.1 million, or 17.9 percent of segment revenues in the prior year quarter. The decline in Adjusted Segment EBITDA margin was due to decreased demand in the segment’s construction solutions and health solutions practices. This was partially offset by higher utilization in the segment’s financial and enterprise data analytics practice coupled with lower bad debt expenses and lower personnel costs related to health solutions overhead reductions taken in the prior year.

Economic Consulting

Revenues in the Economic Consulting segment increased $24.7 million or 23.2 percent to $130.7 million in the quarter compared to $106.1 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $25.9 million or 24.4 percent compared to the prior year quarter. Higher demand for the segment’s mergers and acquisitions (“M&A”) related antitrust and financial economics services drove the increase. Adjusted Segment EBITDA was $21.3 million, or 16.3 percent of segment revenues, compared to $11.6 million, or 10.9 percent of segment revenues in the prior year quarter. Higher utilization in North America, higher realized bill rates in Europe, the Middle East and Africa (“EMEA”) and North America, lower bad debt expense and a reduced percentage of overhead costs in relation to the revenue increase drove the increase in Adjusted EBITDA margin.

Technology

Revenues in the Technology segment decreased $6.4 million or 11.7 percent to $48.3 million in the quarter compared to $54.7 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues decreased $5.7 million or 10.3 percent compared to the prior year quarter. Declines in demand for cross-border investigations and financial services litigation, were partially offset by an increase in M&A-related “second request” activity. Adjusted Segment EBITDA was $7.8 million, or 16.2 percent of segment revenues, compared to $10.1 million, or 18.4 percent of segment revenues in the prior year quarter. The decline in Adjusted Segment EBITDA margin was due to lower demand for managed review services and lower realized pricing in consulting services, which was partially offset by a decline in research and development expenses.

Strategic Communications

Revenues in the Strategic Communications segment increased $3.0 million or 7.1 percent to $45.1 million in the quarter compared to $42.1 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $4.4 million or 10.4 percent compared to the prior year quarter. This increase in revenues was primarily driven by increased project-based revenues in North America and EMEA, predominantly in public affairs and financial communications, which was partially offset by a decrease in revenues from crisis mandates. Adjusted Segment EBITDA was $6.1 million, or 13.5 percent of segment revenues, compared to $5.8 million, or 13.7 percent of segment revenues in the prior year quarter.

Revised 2016 Guidance

The Company now estimates that revenues for 2016 will be between $1.84 billion and $1.87 billion, which compares to the previous range of between $1.80 billion and $1.85 billion and Adjusted EPS will be between $2.15 and $2.45, which compares to the previous range of between $1.90 and $2.15.

First Quarter 2016 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss first quarter 2016 financial results at 9:00 a.m. Eastern Time on April 28, 2016. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website at www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 4,600 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.78 billion in revenues during fiscal year 2015. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measures

Note: We define Segment Operating Income (Loss) as a segment’s share of consolidated operating income (Loss). We define Total Segment Operating Income (Loss) as the total of Segment Operating Income (Loss) for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted EBITDA as consolidated net income (loss) before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income (loss) before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We define Total Adjusted Segment EBITDA as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted Segment EBITDA margin as Adjusted Segment EBITDA as a percentage of a segment’s share of revenue. We use Adjusted Segment EBITDA to internally evaluate the financial performance of our segments because we believe it is a useful supplemental measure which reflects current core operating performance and provides an indicator of the segment’s ability to generate cash. We also believe that these measures, when considered together with our GAAP financial results, provide management and investors with a more complete understanding of our operating results, including underlying trends, by excluding the effects of remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. In addition, EBITDA and Adjusted EBITDA are common alternative measures of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these measures, considered along with corresponding GAAP measures, provide management and investors with additional information for comparison of our operating results to the operating results of other companies.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”) as net income (loss) and earnings per diluted share, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this measure, when considered together with our GAAP financial results, provides management and investors with a more complete understanding of our business operating results, including underlying trends, by excluding the effects of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of GAAP to non-GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flow in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer, the mix of the geographic locations where our clients are located or where services are performed, adverse financial, real estate or other market and general economic conditions, which could impact each of our segments differently, the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A Risk Factors” in the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC, including the risks set forth under “Risks Related to Our Reportable Segments” and “Risks Related to Our Operations”. We are under no duty to update any of the forward looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues	$470,285	$432,338

Operating expenses
Direct cost of revenues	305,636	279,030
Selling, general and administrative expenses	103,609	102,214
Special charges	5,061	—
Acquisition-related contingent consideration	1,134	234
Amortization of other intangible assets	2,606	3,012

	418,046	384,490

Operating income	52,239	47,848

Other income (expense)
Interest income and other	2,557	(137)
Interest expense	(6,229)	(12,368)

	(3,672)	(12,505)

Income before income tax provision	48,567	35,343
Income tax provision	18,386	11,657

Net income	$30,181	$23,686

Earnings per common share – basic	$0.75	$0.59

Weighted average common shares outstanding – basic	40,506	40,384

Earnings per common share – diluted	$0.73	$0.57

Weighted average common shares outstanding – diluted	41,148	41,324

Other comprehensive loss, net of tax:
Foreign currency translation adjustments, net of tax $0	$(358)	$(20,482)

Other comprehensive loss, net of tax	(358)	(20,482)

Comprehensive income	$29,823	$3,204

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Net income	$30,181	$23,686
Add back:
Special charges, net of tax (1)	3,269	—
Remeasurement of acquisition-related contingent consideration, net of tax (2)	600	—

Adjusted Net Income	$34,050	$23,686

Earnings per common share – diluted	$0.73	$0.57
Add back:
Special charges, net of tax (1)	0.08	—
Remeasurement of acquisition-related contingent consideration, net of tax (2)	0.02	—

Adjusted earnings per common share – diluted	$0.83	$0.57

Weighted average number of common shares outstanding – diluted	41,148	41,324

(1) The tax effect takes into account the tax treatment and related tax rates that apply to each adjustment in the applicable tax jurisdiction. As a result, the effective tax rates for the adjustments related to special charges for the three months ended March 31, 2016 was 35.4%. The tax expense related to the adjustments for special charges for the three months ended March 31, 2016 was $1.8 million or $0.04 impact on adjusted earnings per diluted share. There were no special charges for 2015.

(2) The tax effect takes into account the tax treatment and related tax rates that apply to each adjustment in the applicable tax jurisdiction. As a result, the effective tax rate for the adjustments related to the remeasurement of acquistion-related contingent consideration for the three months ended March 31, 2016 was 38.8%. The tax expense related to the adjustment for the remeasurement of acquistion-related contingent consideration for the three months ended March 31, 2016 were $0.4 million and $0.01 impact on adjusted earnings per diluted share. There were no adjustments related to the remeasurement of acquisition-related contingent consideration in 2015.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(unaudited)

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended March 31, 2016
Corporate Finance & Restructuring	$127,156	$31,603	24.9%	74%	$384	857
Forensic and Litigation Consulting	119,004	19,808	16.6%	64%	$333	1,132
Economic Consulting	130,731	21,319	16.3%	79%	$531	607
Technology (1)	48,281	7,823	16.2%	N/M	N/M	313
Strategic Communications (1)	45,113	6,108	13.5%	N/M	N/M	601

	$470,285	86,661	18.4%			3,510

Corporate		(17,804)

Adjusted EBITDA		$68,857	14.6%

Three Months Ended March 31, 2015
Corporate Finance & Restructuring	$106,212	$22,480	21.2%	74%	$374	735
Forensic and Litigation Consulting	123,265	22,071	17.9%	68%	$318	1,145
Economic Consulting	106,081	11,556	10.9%	73%	$501	566
Technology (1)	54,654	10,073	18.4%	N/M	N/M	360
Strategic Communications (1)	42,126	5,752	13.7%	N/M	N/M	556

	$432,338	71,932	16.6%			3,362

Corporate		(13,264)

Adjusted EBITDA		$58,668	13.6%

(1)The majority of the Technology and Strategic Communications segments' revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Corp HQ	Total
Three Months Ended March 31, 2016
Net income							$30,181
Interest income and other							(2,557)
Interest expense							6,229
Income tax provision							18,386

Operating income (loss)	$30,076	$18,213	$20,211	$(1,180)	$3,665	$(18,746)	$52,239
Depreciation and amortization	722	1,079	925	3,784	519	942	7,971
Amortization of other intangible assets	805	516	183	158	944	—	2,606
Special charges	—	—	—	5,061	—	—	5,061
Fair Value Remeasurement of Contingent Consideration	—	—	—	—	980	—	980

Adjusted EBITDA	$31,603	$19,808	$21,319	$7,823	$6,108	$(17,804)	$68,857

	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Corp HQ	Total
Three Months Ended March 31, 2015
Net income							$23,686
Interest income and other							137
Interest expense							12,368
Income tax provision							11,657

Operating income	$20,764	$20,474	$10,296	$6,198	$4,197	$(14,081)	$47,848
Depreciation and amortization	782	1,015	952	3,677	565	817	7,808
Amortization of other intangible assets	934	582	308	198	990	—	3,012

Adjusted EBITDA	$22,480	$22,071	$11,556	$10,073	$5,752	$(13,264)	$58,668

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Operating activities
Net income	$30,181	$23,686

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,971	7,808
Amortization of other intangible assets	2,606	3,012
Acquisition-related contingent consideration	1,134	234
Provision for doubtful accounts	437	2,998
Non-cash share-based compensation	6,158	6,736
Non-cash interest expense	497	671
Other	(81)	(132)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(52,047)	(41,330)
Notes receivable	3,853	(1,003)
Prepaid expenses and other assets	3,824	3,583
Accounts payable, accrued expenses and other	5,619	15,959
Income taxes	17,561	5,524
Accrued compensation	(65,511)	(74,987)
Billings in excess of services provided	4,699	(4,092)

Net cash used in operating activities	(33,099)	(51,333)

Investing activities
Purchases of property and equipment	(6,362)	(8,876)
Other	34	71

Net cash used in investing activities	(6,328)	(8,805)

Financing activities
Borrowings under revolving line of credit, net	7,000	—
Purchase and retirement of common stock	(2,903)	—
Net issuance of common stock under equity compensation plans	(1,371)	4,031
Deposits	2,590	1,380
Other	(135)	(85)

Net cash provided by financing activities	5,181	5,326

Effect of exchange rate changes on cash and cash equivalents	(1,063)	(3,573)

Net decrease in cash and cash equivalents	(35,309)	(58,385)
Cash and cash equivalents, beginning of period	149,760	283,680

Cash and cash equivalents, end of period	$114,451	$225,295

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts) (unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$114,451	$149,760
Accounts receivable:
Billed receivables	420,824	405,000
Unbilled receivables	329,933	280,538
Allowance for doubtful accounts and unbilled services	(197,527)	(185,754)

Accounts receivable, net	553,230	499,784
Current portion of notes receivable	31,474	36,115
Prepaid expenses and other current assets	45,196	55,966

Total current assets	744,351	741,625
Property and equipment, net of accumulated depreciation	71,263	74,760
Goodwill	1,198,070	1,198,298
Other intangible assets, net of amortization	61,193	63,935
Notes receivable, net of current portion	108,095	106,882
Other assets	42,072	43,518

Total assets	$2,225,044	$2,229,018

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable, accrued expenses and other	$95,606	$89,845
Accrued compensation	157,687	227,783
Billings in excess of services provided	34,226	29,449

Total current liabilities	287,519	347,077
Long-term debt, net	501,961	494,772
Deferred income taxes	150,557	139,787
Other liabilities	103,761	99,779

Total liabilities	1,043,798	1,081,415

Stockholders' equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 41,385 (2016) and 41,234 (2015)	414	412
Additional paid-in capital	404,523	400,705
Retained earnings	885,662	855,481
Accumulated other comprehensive loss	(109,353)	(108,995)

Total stockholders' equity	1,181,246	1,147,603

Total liabilities and stockholders' equity	$2,225,044	$2,229,018